UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 24, 2004

Date of Report (Date of earliest event reported)

Belmont Bancorp.

(Exact Name of Registrant as Specified in its Charter)

State of Ohio	0-12724	34-1376776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Main Street

Bridgeport, Ohio 43912

(Address of principal executive offices)

(740) 695-3323

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2004, Belmont Bancorp. entered into an agreement with Jane R. Marsh, the Company’s Chief Financial Officer and Senior Vice President. The agreement provides that the Company will make a severance payment to Ms. Marsh upon the occurrence of a “Change in Control Event”, which is defined in the agreement to include: (i) the termination without good cause of Ms. Marsh’s employment within two years of the occurrence of a change of control of the company; (ii) the assignment to Ms. Marsh, within two years of the occurrence of a change of control of the company, of duties materially inconsistent with or in material diminution of her positions, duties, responsibilities and status as of the date of the agreement; (iii) the voluntary termination of her employment within six months of a change of control; or (iv) the company transferring Ms. Marsh to a location outside of a 30 mile radius of St. Clairsville, Ohio, within two years of a change of control.

The amount of the severance payment to be made to Ms. Marsh in the circumstances described above will consist of: (i) a lump sum equal to 200% of the sum of (A) her base annual salary at the time and (B) the most recent bonus earned by her; and (ii) for two years following the change of control, continuation of health, life and dental insurance benefits comparable to those received by her at the time of termination of her employment.

The agreement contains restrictive covenants that prohibit Ms. Marsh from (i) during the term of her employment with the company, engaging in any other business activity pursued for profit or gain; and (ii) during the term of her employment with the company and for 6 months immediately following the termination of her employment, (A) serving as an officer, director, shareholder, owner, partner, joint venturer, consultant or advisor to any bank, savings bank or other financial institution within a 50 mile radius of the company’s principal office in St. Clairsville, Ohio; (B) soliciting any of the company’s customers except on behalf of the company; (C) influencing any of the company’s employees to terminate their employment with the company or accept employment with any competitor of the company; (D) interfering with any of the company’s business relationship; or (E) entering into any business relationship with any of the company’s customers or suppliers absent approval by the company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Belmont Bancorp.
(Registrant)

/s/ Wilbur R. Roat
Wilbur R. Roat, President and CEO

Dated: November 24, 2004